Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Employment Agreement” or “Agreement”) is made this [    ] day of [            ], 2014 (the “Amendment Date”), by and between FIRST TRADE UNION BANK, a federally chartered savings bank (the “Bank”), located at One Harbor Street, Boston, MA 02210, which is a wholly-owned subsidiary of RADIUS BANCORP INC. (the “Company”), and MICHAEL A. BUTLER (the “Executive”).

WHEREAS, the Bank and the Executive previously entered into an Amended and Restated Executive Employment Agreement, dated December 15, 2012 (the “Prior Employment Agreement”);

WHEREAS, in anticipation of the Company’s initial public offering (the “IPO”), the Bank and the Executive desire to amend, restate, and supersede the Prior Employment Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, the Company and the Executive are also entering into an Amended and Restated Executive Employment Agreement (the “Company Employment Agreement”);

NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Executive hereby agree as follows:

(1) Term of Employment:

(a) The Bank hereby employs the Executive, and the Executive hereby accepts employment with the Bank, for a period commencing as of the Amendment Date and continuing until December 15, 2015 or until terminated in accordance with this Section (1) or Section (4) (the “Term”).

(b) The Bank may terminate the Executive’s employment at any time, for any reason or no reason, by notifying the Executive of such termination, and unless the Bank notifies the Executive that the effective date of such termination shall be a later date (the “Delayed Termination Date”), such termination shall be effective immediately, and the Executive shall receive pay and benefits in accordance with Section (5) below. If the Bank permits the Executive to continue working until a Delayed Termination Date, the effective date of termination shall be the earlier of (i) the last full day of work that the Executive performs for the Bank (the “Last Full Work Day”) and (ii) the Delayed Termination Date. If the Last Full Work Day is prior to the Delayed Termination Date, the Executive shall be deemed to have resigned pursuant to Section (1)(c) below as of the Last Full Work Day, unless the Bank agrees otherwise in writing.

(c) The Executive may terminate his employment by delivering notice of resignation no later than thirty (30) days prior to the intended date of termination of employment (the “Resignation Date”); provided, however, that the Bank may at any time, for any reason or no reason, accelerate the Resignation Date to any date prior thereto up to and including the date the Executive delivers such notice of resignation, which such acceleration shall not, in any event, be deemed a termination by the Bank of the Executive’s employment. Unless the Executive’s employment is terminated pursuant to Section (4), the Bank shall, if it terminates the employment prior to the Resignation Date, continue to pay the Executive his customary Base Salary (as defined in Section (3)(a)) until the Last Full Work Day.

(2) Title and Extent of Services: During the Term, the Executive will serve as the Bank’s President and Chief Executive Officer and member of the Bank’s Board of Directors. The Executive shall devote his full time to, and use his best efforts in the furtherance of, the business of the Bank and shall not, except pursuant to the Company Employment Agreement, (i) perform similar duties in any other capacity for any other person or entity or (ii) engage in any other business activity that interferes in any way with the Executive’s performance of his duties to the Bank, regardless of whether such business activity is pursued for gain or any other pecuniary advantage, without the prior written consent of the Bank, and the Executive agrees and understands that the Executive owes the Bank fidelity and loyalty during the Term.

(3) Compensation: In consideration of the services to be rendered by the Executive under this Employment Agreement, the Bank agrees to pay, and the Executive agrees to accept, the following compensation during the Term:

(a) Base Salary: The Executive’s base salary shall be at the rate of three hundred seventy-eight thousand five hundred twenty-five dollars ($378,525.00) per year for the Term (the “Base Salary”), payable in equal installments at a regular interval chosen by the Bank in compliance with applicable law and subject to applicable withholding requirements and deductions. The Executive’s Base Salary will be reviewed regularly in accordance with the practices of the Bank and will be subject to any changes in pay policies that may be implemented by the Bank from time to time. As an exempt employee, the Executive shall not be entitled to receive any overtime pay from the Bank.

(b) Vacation: The Executive shall be entitled to an annual vacation leave of twenty (20) days at full pay during each year of continuous employment pursuant to this Employment Agreement, subject to the Executive’s arranging such vacation so as not to affect adversely the ability of the Bank to transact its business, which vacation days shall accrue ratably over each such year, and subject to approval by the Board of Directors, may be carried over from year to year to the extent not used by the Executive subject to a maximum accrual, including any days carried over from a prior period, of twenty-five (25) days of vacation benefits available to the Executive at any time. Vacation days shall not accrue in excess of the foregoing limitation. The Bank may from time to time increase the total amount of vacation leave available to the Executive in conformity with Bank policy and based on the Executive’s years of service to the Bank.

(c) Life Insurance: The Bank shall provide and pay such premiums for such term life insurance for the Executive during the Term as may be applicable, subject to any changes in the term life insurance policies that may be implemented by the Bank from time to time, and consistent with any such policy that may be in effect for other officers of the Bank.

(d) Medical/Dental Insurance: The Bank shall provide and pay a portion of such premiums for such group medical/dental insurance for the Executive during the Term as may be applicable, subject to any changes in the medical/dental insurance policies that may be implemented by the Bank from time to time, and consistent with any such policy that may be in effect for other officers of the Bank.

(e) Disability Insurance: The Executive shall be eligible to participate in the group disability insurance plan available to other employees of the Bank, if any. In addition, the Bank shall pay reasonable premiums necessary to provide supplemental insurance coverage, subject to the same limitations and restrictions as the group disability plan available to other employees, such that the total combined benefit available to the Executive shall be at least equal to fifty percent (50%) of the Executive’s then Base Salary.

(i) Short-Term Cash Incentive Plans: The Executive shall be eligible for a short-term cash incentive plan target of up to fifty percent (50%) of the Executive’s then Base Salary, or a greater amount determined by the Bank’s Compensation Committee (the “Compensation Committee”) in its sole discretion, upon meeting certain performance goals.

(ii) Long-Term Incentive Plans: The Executive shall be eligible to participate in the Company’s 2014 Omnibus Incentive Plan or other long-term cash or equity incentive plans with awards of cash, stock options, restricted stock, restricted stock units, performance-based awards, or other awards as determined by the Compensation Committee. The Executive shall be eligible for a long-term incentive plan target of up to fifty percent (50%) of the Executive’s then Base Salary, or a greater amount determined by the Compensation Committee, subject to the achievement of certain performance goals and subject to terms and conditions of the applicable plan as in effect from time to time.

(iii) Automobile: The Bank shall make available to the Executive the use of an automobile owned by the Company, the Bank, or any of their affiliates, the make, model, and year of which automobile shall be appropriate to an officer of the Executive’s rank and which shall be substantially similar to the automobile provided to the Executive by the Bank as of the Amendment Date, and which automobile shall be replaced by the Bank every three (3) years or sixty thousand (60,000) miles during the Term.

(iv) Other Benefits: The Bank shall reimburse the Executive for any membership dues paid to Cape Code National Country Club and shall provide such other benefits to the Executive pursuant to such plans of the Bank as may be applicable to the Executive during the Term.

(4) Termination: The employment of the Executive under this Employment Agreement shall terminate immediately:

(a) As provided in Section (1)(b) or (1)(c) above.

(b) Upon the Bank’s delivery of notice of the existence of Cause. “Cause” shall mean: (i) the Executive’s intentional and willful refusal to follow directions from any duly authorized representative of the Bank that are not inconsistent with the Executive’s position, except in circumstances where the directions represent a material change in the Bank’s strategic direction; (ii) the Executive’s intentional and willful disregard of or failure to comply with the Bank’s directives, policies, or procedures other than as a result of Disability (as defined below in Section (5)(d)) or death; (iii) the Executive’s intentional and willful failure to perform his duties, other than as a result of Disability or death; (iv) the Executive’s engaging in grossly negligent, reckless, or intentional conduct injurious to the Bank, any of its subsidiaries or affiliates, or any of its directors or officers; (v) the Executive’s conviction of a felony or plea of other than “not guilty” to any felony charge; (vi) the Executive’s engaging in intentional and willful conduct that is injurious to the Bank’s name or reputation; or (vii) the Executive’s breach of this Employment Agreement, including but not limited to the non-compete provision in Section (7) and the confidentiality provision contained in Section (8) below.

(c) Upon the Disability or death of the Executive.

(5) Payment Upon Termination:

(a) If the Bank terminates the Executive’s employment for Cause, the Bank will pay to the Executive within sixty (60) days of such termination of employment: (i) all earned but unpaid Base Salary; (ii) all accrued but unused vacation pay; (iii) vested and accrued bonuses or other incentive compensation as determined by the documents governing any bonus or incentive compensation plans in which the Executive participates during his employment with the Bank; and (iv) reimbursements for reasonable, necessary, and properly-documented expenses incurred by the Executive on behalf of the Bank during the Executive’s employment. The Executive shall be entitled to no other benefits under this Employment Agreement in the event of a termination for Cause.

(b) If the Executive’s employment is terminated by the Bank other than for Cause or the Executive resigns for Good Reason (as such term is defined in Section (6)(b) hereof), the Bank: (i) shall continue to pay the Executive the Base Salary in effect immediately prior to the time of such termination for twelve (12) months after the last full day the Executive works under this Employment Agreement on its normal payroll payment dates; (ii) shall pay to the Executive a lump sum equal to (A) the prorated share of the Executive’s short-term cash incentive compensation for the year of termination, with such amount being the greater of (1) the target amount as pro-rated to the termination date or (2) the amount actually earned as of the termination date, plus (B) the long-term incentive compensation due to the Executive as provided under the terms of such long-term cash or equity incentive plans as if a Change In Control had occurred on the termination date; (iii) shall reimburse the Executive for twelve (12) months of premiums (if any) that he pays for continuation of life insurance and disability insurance should he elect to exercise the conversion feature (if any) of the Bank’s group life policy then in effect or, at the Bank’s option, purchase an equivalent policy for the Executive; and (iv) shall continue to pay for such medical and dental insurance as the Executive may then receive for a period of up to twelve (12) months should the Executive elect continuation of group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (such payments and reimbursements specified in clauses (i) through (iv), the “Severance Benefits”); provided that the premiums reimbursable pursuant to the foregoing clause (iii) and the continued insurance pursuant to the foregoing clause (iv) will no longer be provided upon the Executive’s eligibility for insurance covering substantially the same insured matters under any other plans or policies from a third party (e.g., spouse’s employer, the Executive’s subsequent employer, or any other party with a relationship with the Executive); and provided further, that, to the extent that the promise or provision of any continued group health benefit pursuant to this Section (5)(b) would cause a group health plan maintained for the officers or employees of the Bank to fail to comply with Section 2716 of the Public Health Service Act or any similar law, the Executive shall be provided with distributions of cash in lieu of such benefit, at the same times and in the same forms as the premium payments which would have been made to provide such benefit, in amounts adequate for the Executive to purchase a comparable health benefit. The Executive agrees that, (a) his eligibility for or entitlement to the foregoing Severance Benefits shall be subject to the Executive’s execution, delivery, and non-revocation of a release, the form of which shall be reasonably satisfactory to the Executive and the Bank, within sixty (60) days of the Executive’s termination of employment, which, among other things, shall include a general release of any and all claims the Executive may have against the Bank; (b) the Executive shall have no rights or remedies in the event of his termination by the Bank other than for Cause and other than as a result of Disability or death or by the Executive for Good Reason, except for those set forth in this Employment Agreement; and (c) the Executive’s right to receive any of the foregoing Severance Benefits shall be expressly conditioned upon (1) the Executive’s full compliance with the non-compete provision contained in Section (7) below and the confidentiality provision contained in Section (8) below, pursuant to their continued effectiveness, and (2) the Executive’s full cooperation with the Bank in both fulfilling the terms of this Employment Agreement and otherwise performing such actions as the Bank may request in transitioning the Executive from his employment with the Bank. Upon any breach of this Employment Agreement, the Executive’s rights to any continued payment of Severance Benefits shall immediately cease, and the Executive shall be obligated to repay to the Bank all amounts paid by the Bank for the Severance Benefits.

(c) If the Executive voluntarily resigns or retires from his employment with the Bank without Good Reason (as defined in Section (6)(b) hereof), or in the event of the Executive’s death or Disability, the Executive shall be entitled to such benefits as are available to him pursuant to the Bank’s then effective disability and life insurance or other plans in which the Executive has participated prior to the termination of his employment. The Executive’s entitlement to benefits under this paragraph shall be determined by the terms of the plans in which the Executive has participated as set forth in the documents governing each such plan, as the same may be amended from time to time. In the case of resignation without Good Reason, retirement, death, or Disability, the Executive is entitled to no benefits under this Agreement, except those specified in Section (5)(a).

(d) If the Executive is incapacitated by a physical or mental condition, illness, or injury that prevents the Executive from being able to perform his duties under this Employment Agreement in a satisfactory manner for substantially all of a six (6)-consecutive-month period (or such longer period as may be required by law or that the Board of Directors of the Bank or its designee may, in its discretion, determine) with any reasonable accommodation that may be required by law, then the Executive shall be deemed to be unable to perform his job (any such physical or mental condition, illness, or injury, a “Disability”). In such event, the Bank may terminate the Executive’s employment, in which case the Executive shall receive (i) all benefits provided in Section (5)(a) and (ii) all applicable disability benefits consistent with any applicable benefits program. The Bank shall have no further obligations to the Executive. Nothing in this paragraph is intended to or shall operate to excuse the Bank from any legal obligations it may have under applicable laws.

(e) The Bank shall deduct from the amounts payable to the Executive pursuant to this Employment Agreement all required withholding amounts and deductions, including but not limited to federal, state, and local withholding amounts in accordance all applicable laws and regulations and any additional deductions authorized by the Executive. The Executive shall be solely responsible for and shall pay all taxes associated with the amounts payable under this Employment Agreement.

(6) Termination by the Bank other than for Cause or Resignation by the Executive for Good Reason in Anticipation of or Following a Change In Control:

(a) If the Executive resigns the Executive’s employment for Good Reason (as defined below) or if the Bank terminates the Executive’s employment other than for Cause, in each case within one (1) year following or six (6) months preceding a Change In Control (as defined below) (the “Change In Control Period”), the Bank: (i) shall continue to pay to the Executive a salary, which salary shall be calculated as the average of (A) Executive’s Base Salary plus (B) all short-term cash incentive payments and all long-term cash and equity incentive payments received by the Executive per year in each of the previous three (3) years, for thirty-six (36) months after the last full day the Executive works under this Agreement, in equal installments on the Bank’s normal payroll payment dates; (ii) shall reimburse the Executive for twelve (12) months of premiums (if any) that he pays for continuation of life insurance and disability insurance should he elect to exercise the conversion feature (if any) of the Bank’s group life policy then in effect or, at the Bank’s option, purchase an equivalent policy for the Executive; and (iii) shall continue to pay for such medical and dental insurance as the Executive may then receive for a period of up to twelve (12) months should the Executive elect continuation of group health plan coverage under COBRA (such payments and reimbursements specified in clauses (i) through (iii) the “Change In Control Benefits”); provided that the premiums reimbursable pursuant to the foregoing clause (ii) and the continued insurance pursuant to the foregoing clause (iii) will no longer be provided upon the Executive’s eligibility for insurance covering substantially the same insured matters under any other plans or policies from a third party (e.g., spouse’s employer, the Executive’s subsequent employer, or any other party with a relationship with the Executive); provided further, that, to the extent that the promise or provision of any continued group health benefit pursuant to this Section (6)(a) would cause a group health plan maintained for the officers or employees of the Bank to fail to comply with Section 2716 of the Public Health Service Act or any similar law, the Executive shall be provided with distributions of cash in lieu of such benefit, at the same times and in the same forms as the premium payments which would have been made to provide such benefit, in amounts adequate for the Executive to purchase a comparable health benefit. The Executive agrees that, (a) his eligibility for or entitlement to the foregoing Change In Control Benefits shall be subject to the Executive’s execution, delivery, and non-revocation of a release, the form of which shall be reasonably satisfactory to the Executive and the Bank, within sixty (60) days of the Executive’s termination of employment, which, among other things, shall include a general release of any and all claims the Executive may have against the Bank; (b) the

Executive shall have no rights or remedies in the event of his termination by the Bank other than for Cause or by the Executive for Good Reason during the Change In Control Period, except for those set forth in this Employment Agreement; and (c) the Executive’s right to receive any of the foregoing Change In Control Benefits shall be expressly conditioned upon (1) the Executive’s full compliance with the confidentiality provision contained in Section (8) below, pursuant to its continued effectiveness, and (2) the Executive’s full cooperation with the Bank in both fulfilling the terms of this Employment Agreement and otherwise performing such actions as the Bank may request in transitioning the Executive from his employment with the Bank. Upon any breach of this Employment Agreement, the Executive’s rights to any continued payment of Change In Control Benefits shall immediately cease, and the Executive shall be obligated to repay to the Bank all amounts paid by the Bank for the Change In Control Benefits.

(b) “Good Reason” shall mean the Executive’s resignation from employment within one hundred eighty (180) days after the occurrence, without the Executive’s express written consent, of one of the following events enumerated in clauses (i) through (v) below; provided, however, that the Executive must provide written notice to the Bank within ninety (90) days after the occurrence of the event allegedly constituting Good Reason, and the Bank shall have thirty (30) days after such notice is given to cure:

(i)	An adverse change in the Executive’s status or positions as President and Chief Executive Officer and member of the Board of Directors of the Bank (including as a result of a material diminution in the Executive’s duties or responsibilities or no longer reporting directly to the Board of Directors of the Bank), or any removal of the Executive from or any failure to reappoint or reelect the Executive to such positions (except in connection with the termination of the Executive’s employment for Cause or Disability, as a result of the Executive’s death, or by the Executive without Good Reason);

(ii)	A material reduction in the Executive’s Base Salary or short-term incentive plan target bonus opportunity, unless such reduction was mandated at the initiation of any regulatory authority having jurisdiction over the Bank;

(iii)	The Executive’s required relocation to a principal place of employment more than thirty (30) miles from the Executive’s current principal place of employment;

(iv)	The Bank’s failure to elect or to reelect the Executive as either a director or the removal of the Executive from such position; or

(v)	The Bank’s failure to obtain an agreement from any successor to all or substantially all of the assets or business of the Bank to assume and agree to perform this Employment Agreement within fifteen (15) days after a merger, consolidation, sale, or similar transaction.

(c) For purposes of this Employment Agreement, a “Change In Control” shall mean the occurrence of any of the following:

(i)	The consummation of a reorganization, merger, or consolidation of the Company, respectively, with one (1) or more other Persons, other than a transaction following which:

(A)	At least fifty-one percent (51%) of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in substantially the same relative proportions by Persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least fifty-one percent (51%) of the outstanding equity ownership interests in the Company; and

(B)	At least fifty-one percent (51%) of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by Persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least fifty-one percent (51%) of the securities entitled to vote generally in the election of directors of the Company;

(ii)	The acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any Person or by any Persons acting in concert, or approval by the stockholders of the Company of any transaction which would result in such an acquisition;

(iii)	A complete liquidation or dissolution of the Company;

(iv)	The occurrence of any event if, immediately following such event, at least fifty percent (50%) of the members of the Board of the Company do not belong to any of the following groups:

(A)	Individuals who were members of the Board of the Company on the Amendment Date; or

(B)	Individuals who first became members of the Board of the Company after the Amendment Date either:

I.	Upon election to serve as a member of the Board of the Company by affirmative vote of three-quarters (3/4) of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

II.	Upon election by the stockholders of the Company to serve as a member of the Board of the Company, but only if nominated for election by affirmative vote of three-quarters (3/4) of the members of the Board of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of the Company; or

(v)	Approval by the stockholders of the Company of any agreement, plan, or arrangement for the consummation of a transaction which, if consummated, would result in the occurrence of an event described in clauses (i), (ii), (iii), or (iv) above.

(vi)	Any event which would be described in clauses (i), (ii), (iii), (iv), or (v) above if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change In Control be deemed to have occurred (i) as a result of any acquisition of securities or assets of the Company, the Bank, or any subsidiary of either of them, (A) by the Company, the Bank, or any subsidiary of either of them or (B) by any employee benefit plan maintained by any of them or (ii) upon the closing of the Company’s initial public offering. For purposes of this definition of Change In Control above, the term “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(d) Notwithstanding anything to the contrary in this Employment Agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to the Executive under Sections (5) or (6) of this Employment Agreement.

(i)

For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”), (1) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment”; and (2) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (x) the “short-term deferral” exemption of Treasury Regulation Section 1.409A-1(b)(4), and (y) with respect to amounts paid as separation pay (as defined under Treasury Regulation

Section 1.409A-1(m)) no later than the second (2nd) calendar year following the calendar year containing the Executive’s “separation from service” (as defined for purposes of Section 409A), the “two-years/two-times” separation pay exemption of Treasury Regulation Section 1.409A-1(b)(9)(iii), which exemptions are hereby incorporated by reference.

(ii)	Any payments otherwise payable under Section (5) or (6) of this Agreement shall not commence until the Executive has a “separation from service” (as defined in Section 409A).

(iii)	If the Executive is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Bank and its affiliates) as of his separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A) that is payable upon a separation from service, and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (1) the first (1st) day of the seventh (7th) month following the Executive’s separation from service, or (2) the Executive’s date of death; provided, however, that any payments delayed during this six (6)-month period shall be paid in the aggregate in a lump sum, with interest from the scheduled payment date to the date of actual payment at an annual rate equal to the prime rate as set forth in the Eastern edition of The Wall Street Journal on the business day immediately preceding the Executive’s date of separation from service, on the first (1st) day of the seventh (7th) month following the Executive’s separation from service.

(iv)	If this Agreement fails to meet the requirements of Section 409A, neither the Bank nor any of its affiliates shall have any liability for any tax, penalty, or interest imposed on the Executive by Section 409A, and the Executive shall have no recourse against the Bank or any of its affiliates for payment of any such tax, penalty, or interest imposed by Section 409A.

(7) Noncompetition Agreement: In order to protect the Bank’s legitimate business interests, Executive shall not, without the written consent of the Bank, during the Term and for the period of one (1) year thereafter (the “Non-Compete Period”), engage in or otherwise carry on, directly or indirectly (either as principal, agent, employee, employer, investor, shareholder (except for holdings of no greater than one percent (1%) of the total outstanding shares in a publicly-traded company), consultant, partner, member, financier, or in any other individual or representative capacity of any kind whatsoever), any business or activity with a Competitor. “Competitor,” for purposes of this Employment Agreement, shall mean any community bank for which a branch location exists within the Commonwealth of Massachusetts or within Long Island, New York. The Executive shall inform the Bank in writing of any offer of employment received during the Non-Compete Period within five (5) days of receipt of such offer. The Non-Compete Period shall be extended for any period during which the Executive is in breach of this Employment Agreement, including but not limited to the confidentiality provision contained in Section (8) below.

For the duration of the Non-Compete Period, the Executive shall not solicit customers who were customers of the Bank at the time of the Executive’s termination of employment or for a period of one (1) year prior to the Executive’s termination of employment and with whom the Executive became acquainted as a result of his duties with the Bank. In addition, during the Non-Compete Period, the Executive shall not solicit employees who were employees of the Bank at the time of Executive’s termination of employment or for a period of one (1) year prior to Executive’s termination of employment and with whom the Executive became acquainted as a result of his duties with the Bank.

The provisions of this Section (7) shall not apply in the event that this Employment Agreement terminates due to a Change In Control as defined in Section (6)(c).

(8) Confidentiality: As a condition of the Executive’s employment hereunder, the Executive acknowledges his obligation to keep confidential all non-public information concerning the Bank which he may acquire during the course of his employment with the Bank, including without limitation, information about clients that is not otherwise publicly available; information about prospective clients; financial information unless it is publicly available; information about strategic business plans and initiatives that is not otherwise publicly available; information concerning any aspect of staff employment including but not limited to compensation, performance, and disciplinary matters; computer passwords and any other information that would allow access to non-public data and resources of the Bank; and information about the Bank that is not otherwise within the public domain. The Executive’s obligations pursuant to this paragraph shall survive termination of the Employment Agreement.

(9) Notice: Any and all notices under this Employment Agreement shall be in writing and, if to the Bank, shall be duly given if sent to the Bank by registered or certified mail, postage prepaid, return receipt requested, at the current address of the Bank or at such other address as the Bank may hereafter designate to the Executive in writing for the purpose, and if to the Executive, shall be duly given if delivered to the Executive by hand or if sent to the Executive by registered or certified mail, postage prepaid, return receipt requested, at the most recent address of the Executive as contained in the current employment records of the Bank or at such other address as the Executive may hereafter designate to the Bank in writing for the purpose.

(10) Assignment: The rights and obligations of the Bank under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Bank. The rights and obligations of the Executive under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the heirs, executors, and legal representatives of the Executive.

(11) Entire Agreement and Severability:

(a) This Employment Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Bank, including the Prior Employment Agreement but excluding the Company Employment Agreement, and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Employment Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or any one acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise, unless contained in this Employment Agreement, shall be valid and binding. Any modification of this Employment Agreement will be effective only if it is in writing signed by the duly authorized representative of the Bank or his designee and the Executive. In the event there should be any conflict between the terms of this Agreement and the Bank’s Employee Handbook, the terms of this Employment Agreement shall control with respect to the resolution of such conflict.

(b) If any provision in this Employment Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Employment Agreement shall nevertheless continue in full force and effect without otherwise being impaired or invalidated in any way.

(c) All pronouns used herein shall include the appropriate gender as the context requires.

(12) Conflicting Agreements: The Executive hereby represents and warrants that neither his employment as described in Section (1) nor his execution of and performance of this Employment Agreement will be in breach of, or in conflict with, any other agreement or covenant to which he is a party or by which he is bound.

(13) Miscellaneous: This Employment Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, excluding (but only to the extent permitted by law) its conflict of laws and choice of law rules, and jurisdiction over any action to enforce this Employment Agreement, or any dispute arising from or relating to this Employment Agreement, shall subsist solely in the state and/or federal courts located within the Commonwealth of Massachusetts. The parties hereto further agree that service of any process, summons, notice, or document by U.S. certified mail or overnight delivery by a generally recognized commercial courier service to the Executive’s last known address (or any mode of service recognized to be effective by applicable law) will be effective service of process for any action, suit, or proceeding brought against the Executive in any such court. This Employment Agreement may be executed in any number of counterparts, each of which, when executed by both parties to this Employment Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument. The failure of either party hereto to enforce any right under this Employment Agreement shall not be construed to be a waiver of that right, or of damages caused thereby, or of any other rights under this Agreement.

(14) Regulatory Provisions: The following provisions are included for the purposes of complying with various laws, rules, and regulations applicable to the Bank:

(a) The Bank may terminate the Executive’s employment at any time, but any termination, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Employment Agreement.

(b) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation and benefits payable to the Executive under this Employment Agreement (other than and not including payments required by law) exceed three (3) times the Executive’s average annual total compensation for the last five (5) consecutive calendar years prior to his termination of employment with the Bank (or for his entire period of employment with the Bank if less than five (5) calendar years).

(c) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Employment Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

(d) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under Section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Employment Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(e) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Executive shall not be affected.

(f) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. Section 1813(x)(1)), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.

(g) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Employment Agreement is necessary for the continued operation of the Bank: (i) by the Comptroller of the Currency (the “Comptroller”) or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. Section 1823(c); (ii) by the Comptroller or his designee at the time such Comptroller or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Comptroller to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent any of the foregoing provisions shall cease to be required by applicable law, rule, or regulation, the same shall become inoperative as though eliminated by formal amendment of this Employment Agreement.

(15) Acknowledgement: The Executive specifically acknowledges that he has read the Employment Agreement in its entirety; that he understands all of its terms; and that he agrees that each and every such term, including but not limited to the non-compete provision found in Section (7), is fair and reasonable.

(16) Non-Duplication: The Company has agreed to guarantee the payment by the Bank of any benefits and compensation to which the Executive is, or may be, entitled under the terms and conditions of this Agreement. In the event that the Executive shall perform services for the Bank or any other direct or indirect subsidiary or affiliate of the Company or the Bank, any compensation or benefits provided to the Executive by such other employer, including under this Agreement, shall be applied to offset the obligations of the Company under the Company Employment Agreement, it being intended that the Company Employment Agreement sets forth the aggregate compensation and benefits payable to the Executive for all services to the Company, the Bank, and all of their respective direct or indirect subsidiaries and affiliates.

(17) Effectiveness: Notwithstanding anything herein to the contrary, the effectiveness of this Agreement shall be subject to consummation of the IPO. In the event the IPO does not occur for any reason, this Agreement shall be deemed null and void, and the Executive’s employment with the Bank shall continue to be governed by the terms and provisions of the Prior Employment Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed, in the Commonwealth of Massachusetts, this Employment Agreement as a sealed instrument, all as of the Amendment Date.

EXECUTIVE:

Michael A. Butler

FIRST TRADE UNION BANK

By:
Name:
Title: